Exhibit 10.5

IFMI, LLC

AMENDMENT NO. 2 TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDMENT NO. 2 TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of IFMI, LLC, dated as of May 9, 2013 (“Amendment No. 2”), is entered into by and among each of the Members set forth on the signature pages hereto.

Background

On December 16, 2009, the Members entered into the Amended and Restated Limited Liability Company Agreement of IFMI, LLC (formerly, Cohen Brothers, LLC) (the “Amended and Restated Agreement”). On June 20, 2011, the Members entered into Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of IFMI, LLC (together with the Amended and Restated Agreement, the “Agreement”).

Contemporaneously with the execution and delivery of this Amendment No. 2, Parent is entering into a securities purchase agreement (the “Securities Purchase Agreement”), dated of even date herewith, by and among Parent and Mead Park Capital Partners LLC (the “Buyer”), pursuant to which Parent has agreed to sell to Buyer and Buyer has agreed to purchase from Parent (i) an aggregate of One Million Nine Hundred Forty-Nine Thousand One Hundred Sixty-Seven (1,949,167) newly issued Common Shares, for a purchase price of Two Dollars ($2.00) per share, representing an aggregate purchase price of Three Million Eight Hundred Ninety-Eight Thousand Three Hundred Thirty-Four Dollars ($3,898,334); and (ii) a convertible senior promissory note in the aggregate principal amount of Five Million Eight Hundred Forty-Seven Thousand Five Hundred and One Dollars ($5,847,501);

Contemporaneously with the execution and delivery of this Amendment No. 2, Parent and Daniel G. Cohen are executing and delivering a securities purchase agreement (the “Cohen Purchase Agreement”), pursuant to which Parent has agreed to sell to Mr. Cohen and Mr. Cohen has agreed to purchase from Parent (i) an aggregate of Eight Hundred Thousand (800,000) newly issued Common Shares, for a purchase price of Two Dollars ($2.00) per share, representing an aggregate purchase price of One Million Six Hundred Thousand Dollars ($1,600,000); and (ii) a convertible senior promissory note in the aggregate principal amount of Two Million Four Hundred Thousand Dollars ($2,400,000);

Contemporaneously with the execution and delivery of this Amendment No. 2, the Company, Parent, Daniel G. Cohen, and, solely for purposes of Sections 6.4 and 7.5 thereof, C&Co/PrinceRidge Holdings LP (formerly known as PrinceRidge Holdings LP) and C&Co/PrinceRidge Partners LLC (formerly known as PrinceRidge Partners LLC) are executing and delivering an amended and restated employment agreement (the “Cohen Executive Agreement”), pursuant to which Parent wishes Mr. Cohen to serve as its Vice Chairman, and the Company wishes that Mr. Cohen serve as its Vice Chairman, as President of Cohen & Company Financial Limited (formerly known as EuroDekania Management LTD) and as President and Chief Executive of the European business of the Company.

Pursuant to Section 13.10 of the Agreement, the Members desire to amend certain provisions of the Agreement in connection with the transactions contemplated by the Securities Purchase Agreement, the Cohen Purchase Agreement and the Cohen Executive Agreement.

NOW, THEREFORE, intending to be bound hereby, the Members agree as follows:

1. Defined Terms. Terms that are used but not defined herein shall have the meaning ascribed to such terms in the Agreement.

1.1	The definition set forth below is hereby added to Section 1.2 of the Agreement.

“Cohen Executive Agreement”: That Amended and Restated Employment Agreement, dated as of May 9, 2013, by and among the Company, Parent and Daniel G. Cohen and, solely for purposes of Sections 6.4 and 7.5 thereof, C&Co/PrinceRidge Holdings LP (formerly known as PrinceRidge Holdings LP) and C&Co/PrinceRidge Partners LLC (formerly known as PrinceRidge Partners LLC), as modified, amended and/or replaced from time to time.

1.2	The definition in Section 1.2 of the Agreement set forth below is hereby deleted and replaced in its entirety with the definition set forth below.

“Contingent Convertible Notes”: The 10.50% Contingent Convertible Senior Notes Due 2027 issued by Parent pursuant to that certain Indenture, dated as of May 15, 2007, by and between Parent and U.S. Bank National Association, and, if issued, the 8.00% Convertible Senior Promissory Notes to be issued by Parent pursuant to those certain securities purchase agreements, dated of May 9, 2013, entered into by and between Parent, Mead Park Capital Partners LLC and, for purposes of Section 6.3 thereof, Mead Park Holdings, LP, and by and between Parent and Cohen Bros. Financial, LLC, and in each case, any replacement, refinancing or additional issuance of such notes.

2. Special Allocations. Section 5.5 of the Agreement is hereby deleted and replaced in its entirety as follows:

Section 5.5 Special Allocations. Notwithstanding anything herein to the contrary, for so long as the Cohen Executive Agreement remains in effect, (a) the Company shall give full effect to the allocations and payments to be made to Daniel G. Cohen pursuant to, as well as the treatment and reporting thereof for United States federal, state and/or local income tax purposes as prescribed by and in accordance with, the Cohen Executive Agreement; and (b) the allocation of Profits, Losses and other items of Company income, gains, losses and deductions (and the amounts thereof so allocable) (and any resulting Capital Account adjustments resulting therefrom) shall take into account and apply the relevant and applicable provisions of the Cohen Executive Agreement.

3. Issuance of Securities by Parent. The first sentence of Section 6.10 of the Agreement is hereby amended by deleting “.” at the end of such Sentence and replacing it with “or Other Securities.”.

4. Management and Control of Business; Authority of Board Members. Section 7.1 of the Agreement is hereby deleted and replaced in its entirety as follows:

Section 7.1 Management and Control of Business; Authority of Board Members. Management of the business and affairs of the Company and the Subsidiaries shall be vested in the Board of Managers, who may exercise all powers of the Company and perform or authorize the performance of all lawful acts which are not by the Act or this Agreement directed or required to be exercised or performed by the Members. The Board of Managers shall consist of the number of Managers equal to the number of directors on the Board of Directors of Parent. The Managers shall, at all times, be the same persons that are members of the Board of Directors of Parent and the Chairman and Vice Chairman (if any) of the Board of Managers shall, at all times, be the same persons that are the Chairman and Vice Chairman (if any) of the Board of Directors of Parent. Changes in composition of the Board of Directors of Parent shall automatically, without any further action on the part of the Members or any Person, be effective with respect to the Board of Managers.

Notwithstanding any other provision of this Agreement, until January 3, 2016, the Company shall not, without receiving advance approval by Parent and a Majority Vote of the Designated Non-Parent Members, if any, take or permit to be taken any of the following actions:

(a) enter into or suffer a transaction constituting a Company Change of Control;

(b) amend the Certificate, if such amendment adversely affects the Designated Non-Parent Members; or

(c) adopt any plan of liquidation or dissolution, or file a certificate of dissolution;

provided, however, in the case of actions set forth in clauses (a) and (c) above, approval by the Majority Vote of the Designated Non-Parent Members shall not be required if the gross cash proceeds received in connection with such action by the sole Designated Non-Parent Member as of May 9, 2013 equal or exceed Six Dollars ($6.00) per Unit or Common Share (as appropriately adjusted to reflect any dividend, split, reverse split, combination, reclassification, recapitalization or other similar change in the capital structure of the Company and/or Parent, or any distribution to holders of Units and/or Common Shares other than cash dividends (collectively, the “Adjustments”)) held by such Designated Non-Parent Member at the time of such action. By way of example, (1) assuming the Designated Non-Parent Member held an aggregate of 5,700,000 Units and Common Shares at May 9, 2013 and does not acquire or dispose of any Units and/or Common Shares from such date until the time of an action set forth in clauses (a) or (c) above, and (2) irrespective of any Adjustments, approval of the Designated Non-Parent Member would be required unless the Designated Non-Parent Member receives at least $34,200,000 in gross cash proceeds in connection with such action.

5. Conditions of Transfer. Section 9.1 of the Agreement is hereby deleted and replaced in its entirety as follows:

Section 9.1 Conditions of Transfer. No Unit shall be Transferred without the approval of the Board of Managers.

6. Events Causing Dissolution. Section 11.1 of the Agreement is hereby deleted and replaced in its entirety as follows:

Section 11.1 Events Causing Dissolution. Subject to Section 7.1 hereof, the Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(a) the sale, exchange, or other disposition by the Company of all or substantially all of its assets; or

(b) the vote of Parent.

The Company shall not be dissolved by the death, resignation, withdrawal, bankruptcy or dissolution of a Member.

7. Action of Parent. Section 12.1 of the Agreement is hereby deleted and replaced in its entirety as follows:

Section 12.1 [Intentionally Omitted].

8. Effective Date. This Amendment No. 2 shall only become effective upon the Closing (as defined in the Securities Purchase Agreement). In the event that the Securities Purchase Agreement is terminated for any reason, this Amendment No. 2 shall immediately terminate and be of no further force or effect without any further action on the part of the Members.

9. Integration. The Agreement, as amended by this Amendment No. 2, sets forth all (and is intended by all parties hereto to be an integration of all) of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto with respect to the Company, the Company business and the property of the Company, and there are no promises, agreements, conditions, understanding, warranties, or representations, oral or written, express or implied, among them other than as set forth herein or in the agreements noted above. Notwithstanding the foregoing, certain Members are or will be a party to a senior management agreement between the Company and such Member (e.g., the Cohen Executive Agreement). To the extent that any provisions of this Amendment No. 2 conflict with such Member’s senior management agreement (including, without limitation, terms relating to the transfer of Units and the allocations provided for therein), the terms of such Member’s senior management agreement shall control.

10. Governing Law. It is the intention of the parties that all questions with respect to the construction of this Amendment No. 2 and the rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of Delaware.

11. Binding Effect. This Amendment No. 2 shall be binding upon, and inure to the benefit of, the parties hereto and their respective personal and legal representatives, successors and assigns.

12. Counterparts. This Amendment No. 2 may be executed in any number of counterparts and it shall not be necessary that each party to this Amendment No. 2 execute each counterpart. Each counterpart so executed (or, if all parties do not sign on the same counterpart, each group of counterparts signed by all parties) shall be deemed to be an original, but all such counterparts together shall constitute one and the same instrument. In making proof of this Amendment No. 2, it shall not be necessary to account for more than one counterpart or group of counterparts signed by all parties.

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned parties have caused this Amendment No. 2 to be executed as of the date and year first set forth above.

/s/ Linda Koster
Linda Koster

/s/ Christopher Ricciardi
Christopher Ricciardi

/s/ Stephanie Ricciardi
Stephanie Ricciardi

COHEN BROS. FINANCIAL, LLC

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen
Title:	Managing Member

INSTITUTIONAL FINANCIAL MARKETS, INC.

By:	/s/ Joseph W. Pooler, Jr.
Name:	Joseph W. Pooler, Jr.
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Amendment No. 2 to Amended and Restated Limited Liability Agreement]